Exhibit 99.1

eXp World Holdings Reports Record Second Quarter 2021 Revenue of $1 Billion and Declares First Cash Dividend

Q2 2021 Revenue Increased 183% Year-over-Year to Reach New All-Time High, Driven by Agent Growth of 87%

Company Declares Cash Dividend for Q3 2021 of $0.04 per Share of Common Stock

BELLINGHAM, Wash. — Aug. 4, 2021 — eXp World Holdings, Inc. (Nasdaq: EXPI), (or the “Company”), the holding company for eXp Realty, Virbela, Showcase IDX and SUCCESS® Enterprises, today announced financial results for the second quarter ended June 30, 2021 and declared its first cash dividend for Q3 2021.

Second Quarter 2021 Financial Highlights as Compared to the Same Year-ago Quarter:

●	Revenue increased 183% to a record $1 billion.
●	Gross profit increased 133% to $79.9 million.
●	Net income increased 350% to $37.0 million, which included $20.6 million income tax provision benefit. Earnings per diluted share increased 300% to $0.24.
●	Adjusted EBITDA (a non-GAAP financial measure) increased 98% to $27.0 million.
●	Operating cash flow increased 210% to $88.5 million.
●	As of June 30, 2021, cash and cash equivalents totaled $107.4 million, compared to $63.6 million as of June 30, 2020. The Company repurchased approximately $54.9 million of common stock during the second quarter of 2021.
●	The Company declared a cash dividend for the third quarter of 2021 of $0.04 per share on the company's common stock. The dividend is expected to be paid on Aug. 30, 2021 to shareholders of record on Aug. 16, 2021.

Management Commentary

“This quarter reflects that by iterating and improving the overall value proposition for real estate professionals, we continue to attract top agents and brokers to the eXp platform and expand into new countries around the world at an accelerated pace,” said Glenn Sanford, Founder, Chairman and CEO of eXp World Holdings. “By extension our substantial growth in agent count translated to exponential growth in transaction sides and volume closed. We are also continuing to focus on creating a quality community for highly-productive individuals and teams both online and in real life events around the world. It is gratifying to see eXp’s brokerage model support the careers of so many and is highly rewarding for me personally as well as our overall management team. Our decision as a board to declare a cash dividend is also a testament to how our agent-centric model has continued to mature and grow,” said Sanford.

eXp is the first real estate brokerage to provide meaningful publicly traded equity to its productive agents and a revenue-share model that rewards agents for helping the company grow. eXp will be the first of a new breed of agent-centric brokerages to issue a cash dividend to its agents and brokers who are shareholders as a result of their work in servicing buyers and sellers in the marketplace.

eXp was founded on the premise that the real estate industry could be more agent-focused by leveraging technology that eliminates the need to be dependent on bricks-and-mortar infrastructure. This transformation was achieved through the scale and reach of Virbela, eXp’s cloud-based platform that enables a high touch enterprise while being entirely remote. As eXp moves ahead to the second half of this year and beyond, it plans to launch more products and services that will improve engagement between agents and customers, such as SUCCESS® Lending, LLC, a new residential lending platform. eXp is committed to growing market share by continual innovation on the most agent-centric model on the planet.

“Achieving the milestone of $1 billion in revenue during the second quarter is a testament to all of the forward-thinking agents leveraging our unique brokerage model,” said Jeff Whiteside, CFO and Chief Collaboration Officer of eXp World Holdings. “Through continued cash flow generation and diligent management of our balance sheet, we maintain the flexibility to invest in our platform while returning value to our shareholders through stock buybacks and dividends. As we continue to scale in the U.S. and globally, this strategic approach to capital allocation will enable us to maintain a strong competitive position while capitalizing on multiple growth avenues across our business.”

Second Quarter 2021 Operational Highlights as Compared to the Same Year-ago Quarter:

●	Agents and brokers on the eXp Realty platform increased 87% to 58,263.
●	Residential and commercial transaction sides closed increased 164% to 115,431.
●	Completed residential and commercial transaction volume increased 210% to $40.1 billion.
●	eXp Realty expanded into three new international locations in the second quarter of 2021, including Colombia, Spain and Israel, and announced plans to establish operations in Germany and Japan by the end of 2021. Subsequent to the end of the second quarter, the Company successfully launched in Panama.
●	eXp Realty ended the second quarter of 2021 with a 70 global Net Promoter Score, a measure of agent satisfaction, through the Company’s intense focus on the agent experience. This compares to a 69 global Net Promoter Score at the end of the second quarter of 2020.

Second Quarter 2021 Results – Virtual Fireside Chat

The Company will hold a virtual fireside chat and investor Q&A with Founder and CEO Glenn Sanford, CFO Jeff Whiteside, CMO Courtney Chakarun and VP, Technology Innovation and Real Estate Seth Siegler on Wednesday, Aug. 4, 2021 at 8:30 a.m. PT / 11:30 a.m. ET. John Campbell, Managing Director at Stephens Inc., will moderate the discussion.

The investor Q&A is open to investors, current shareholders and anyone interested in learning more about eXp World Holdings and its companies.

Date: Wednesday, Aug. 4, 2021

Time: 8:30 a.m. PT / 11:30 a.m. ET

Location: EXPI Campus. Join at https://expworldholdings.com/contact/download/

Livestream: expworldholdings.com/events

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (Nasdaq: EXPI) is the holding company for eXp Realty, Virbela, Showcase IDX and SUCCESS Enterprises.

eXp World Holdings and its global brokerage, eXp Realty, is one of the fastest-growing real estate tech companies in the world with more than 60,000 agents in the United States, Canada, the United Kingdom, Australia, South Africa, India, Mexico, Portugal, France, Puerto Rico, Brazil, Italy, Hong Kong, Colombia, Spain, Israel and Panama and continues to scale internationally. As a publicly traded company, eXp World Holdings provides real estate professionals the unique opportunity to earn equity awards for production goals and contributions to overall company growth. eXp World Holdings and its businesses offer a full suite of brokerage and real estate tech solutions, including its innovative residential and commercial brokerage model, professional services, collaborative tools and personal development. The cloud-based brokerage is powered by an immersive 3D platform that is deeply social and collaborative, enabling agents to be more connected and productive.

For more information, visit https://expworldholdings.com.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-U.S. GAAP financial measure and may be different than similarly titled measures used by other companies. It is presented to enhance investors’ overall understanding of the company’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The company’s Adjusted EBITDA provides useful information about financial performance, enhances the overall understanding of past performance and future prospects, and allows for greater transparency with respect to a key metric used by management for financial and operational decision-making. Adjusted EBITDA helps identify underlying trends in the business that otherwise could be masked by the effect of the expenses that are excluded in Adjusted EBITDA. In particular, the company believes the exclusion of stock and stock option expenses, provides a useful supplemental measure in evaluating the performance of operations and provides better transparency into results of operations.

The company defines the non-U.S. GAAP financial measure of Adjusted EBITDA to mean net income (loss), excluding other income (expense), income tax benefit (expense), depreciation, amortization, and impairment charges; stock-based compensation expense, and stock option expense. Adjusted EBITDA may assist investors in seeing financial performance through the eyes of management, and may provide an additional tool for investors to use in comparing core financial performance over multiple periods with other companies in the industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to Net Income (Loss), the closest comparable U.S. GAAP measure. Some of these limitations are that:

●	Adjusted EBITDA excludes stock-based compensation expense and stock option expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses in the business and an important part of the compensation strategy; and
●	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets, amortization of acquired intangible assets, and impairment charges related to these long-lived assets, and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

US-GAAP NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(In thousands)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$ 37,043	$ 8,235	$ 41,889	$ 8,377
Other (income) expense, net	55	23	(73)	83
Income tax (benefit) expense	(20,585)	61	(20,374)	70
Depreciation and amortization (1)	1,507	856	2,817	1,781
Stock compensation expense (2)	5,840	3,246	11,312	6,765
Stock option expense	3,128	1,227	6,239	2,300
Adjusted EBITDA	$ 26,988	$ 13,648	$ 41,810	$ 19,376

(1) Amortization of stock liability is included in the “Other expense (income)” line item.
(2) This includes agent growth incentive stock compensation expense and stock compensation expense related to non-controlling interest.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the economic and social effects of the COVID-19 pandemic; continued growth of our agent and broker base; expansion of our residential real estate brokerage business into foreign markets; demand for remote working and distance learning solutions and virtual events; development of our new commercial brokerage and our ability to attract commercial real estate brokers; and revenue growth and financial performance. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Media Relations Contact:

eXp World Holdings, Inc.

mediarelations@expworldholdings.com

Investor Relations Contact:

MZ Group – MZ North America

investors@expworldholdings.com

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 107,413	$ 100,143
Restricted cash	93,762	27,781
Accounts receivable, net of allowance for credit losses of $1,671 and $1,879, respectively	134,250	76,951
Prepaids and other assets	11,707	7,350
TOTAL CURRENT ASSETS	347,132	212,225
Property, plant, and equipment, net	11,165	7,848
Operating lease right-of-use assets	622	819
Other noncurrent assets	7	-
Intangible assets, net	7,934	8,350
Deferred tax assets	15,329	-
Goodwill	12,945	12,945
TOTAL ASSETS	$ 395,134	$ 242,187
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$ 6,318	$ 3,957
Customer deposits	93,762	27,781
Accrued expenses	119,605	62,750
Current portion of long-term payable	916	1,416
Current portion of lease obligation - opeating lease	286	746
TOTAL CURRENT LIABILITIES	220,887	96,650
Long-term payable, net of current portion	1,716	2,876
Long-term lease obligation - operating lease, net of current portion	334	74
TOTAL LIABILITIES	222,937	99,600
EQUITY
Common Stock, $0.00001 par value 220,000,000 shares authorized; 151,146,986 issued and 146,421,690 outstanding in 2021; 146,677,786 issued and 144,143,292 outstanding in 2020	1	1
Additional paid-in capital	295,035	218,492
Treasury stock, at cost: 4,725,296 and 2,534,494 shares held, respectively	(126,906)	(37,994)
Accumulated earnings (deficit)	2,734	(39,162)
Accumulated other comprehensive income	318	247
Total eXp World Holdings, Inc. stockholders' equity	171,182	141,584
Equity attributable to noncontrolling interest	1,015	1,003
TOTAL EQUITY	172,197	142,587
TOTAL LIABILITIES AND EQUITY	$ 395,134	$ 242,187

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts and per share data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$ 999,887	$ 353,525	$ 1,583,720	$ 624,946
Operating expenses
Commissions and other agent-related costs	919,970	319,164	1,450,317	562,570
General and administrative expenses	60,721	25,155	107,021	52,015
Sales and marketing expenses	2,683	887	4,940	1,831
Total operating expenses	983,374	345,206	1,562,278	616,416
Operating income	16,513	8,319	21,442	8,530
Other expense
Other (income) expense, net	54	11	(80)	49
Equity in losses of unconsolidated affiliates	1	12	7	34
Total other (income) expense, net	55	23	(73)	83
Income before income tax (benefit) expense	16,458	8,296	21,515	8,447
Income tax (benefit) expense	(20,585)	61	(20,374)	70
Net income	37,043	8,235	41,889	8,377
Net loss attributable to noncontrolling interest	7	40	7	63
Net income attributable to eXp World Holdings, Inc.	$ 37,050	$ 8,275	$ 41,896	$ 8,440

Earnings (loss) per share
Basic	0.25	0.06	0.29	0.06
Diluted	0.24	0.06	0.27	0.06
Weighted average shares outstanding
Basic	145,584,495	135,511,932	144,973,139	133,502,272
Diluted	157,288,672	145,124,056	158,096,735	143,901,821